Exhibit 10.1

Facebook Confidential

Facebook Terms for WhatsApp Business Solution Providers

Last Modified: December 4, 2018

1.	Introduction

1.1                The WhatsApp Business Solution enables businesses to communicate with consumer users on the WhatsApp network (WhatsApp Business Solution”). These Facebook Terms for WhatsApp Business Solution Providers and all other applicable terms and policies that are incorporated by reference as described below (collectively, “Agreement”) establishes the terms and conditions upon which Facebook, Inc. or Facebook Ireland Limited, as applicable (“Facebook”, “us”, “we” or “our”), distributes the WhatsApp Business Solution developed and operated by WhatsApp Inc., an Affiliate of Facebook, (“WhatsApp”) to you, a qualified solution provider who in turn may offer the WhatsApp Business Solution to your business customers (“Customers”). Facebook Ireland Limited is the contracting entity offering you access to the WhatsApp Business Solution, unless you are located in the United States, Canada, or Brazil, in which case, Facebook, Inc. is the contracting entity offering you access to the WhatsApp Business Solution. This Agreement is entered into by and between Facebook and the party specified on the signature page below, including any Affiliates (“you”, “your”, or “Company”) and is effective as of the later of the dates set forth on the signature page below (the “Effective Date”). “Affiliate” means any entity which, directly or indirectly, owns or controls, is owned or controlled by, or is under common ownership or control with the applicable Party. “Control” means the power to direct the management of an entity, and “ownership” means the beneficial ownership of 50% or more of the voting equity securities or equivalent voting interests of the entity. Facebook and Company are individually referred to herein as a “Party,” and collectively as the “Parties”. Capitalized terms are defined contextually in this Agreement, and otherwise in any additional, applicable terms that are incorporated into this Agreement by reference.

1.2                In order to use the WhatsApp Business Solution you also agree to WhatsApp’s terms set forth in the WhatsApp Business Solution Terms and the WhatsApp Business Terms for Solution Providers. You agree to use the WhatsApp Business Solution in compliance with (a) WhatsApp’s technical and product documentation and any other related documentation provided by Facebook or WhatsApp (collectively “Documentation”); and (b) the WhatsApp Business Solution Policy. To the extent of any conflict between this Agreement, the Facebook Terms, Facebook Commercial Terms, and any other additional Facebook terms that govern Facebook-provided services, this Agreement will control with respect to Facebook’s distribution of, and your access to and use of, the WhatsApp Business Solution. To the extent of any conflict between this Agreement and the WhatsApp Business Solution Terms, this Agreement governs.

1.3                The individual signing below on behalf of the Company or other legal entity (including any Affiliates) represents and warrants that he or she has full authority to bind the Company to this Agreement. You may be represented in your dealings with us through any of the people you authorize to have access to your account(s) with us (e.g., your Facebook Developer account or Business Manager account discussed below). We can rely upon the representations of these authorized users. By granting them authorized access, you appoint them as your representatives, including in connection with receipt of notice and/or execution of any supplements, modifications or amendments to this Agreement.

2.	WhatsApp Business Accounts

2.1                The WhatsApp Business Solution is comprised of a software client (“WhatsApp Business Client”) which you use (on your own behalf or on behalf of your business customers for which you are a solution provider) to interact with messaging and other APIs (“WhatsApp Business APIs”), in order to send messages or use other available features to interact with other WhatsApp consumer users on the WhatsApp Business Solution. To use the WhatsApp Business Solution, you must create one or more WhatsApp business accounts (each, a “WABA”). To access the WhatsApp Business APIs, you must have a Facebook Business Manager account to link to your WABA.

2.2                Administrator. During the setup of your WABA(s), you will appoint a system administrator(s) of your account who is responsible for managing your WhatsApp Business Client instance. You must ensure you have an active administrator at all times.

3.	Facebook Accounts

3.1                Facebook is a distributor of the WhatsApp Business Solution, and WhatsApp works with Facebook to provide you various tools and features required to access the WhatsApp Business Solution, including:

Facebook Business Manager (management of fees, payment, business insights, analytics, message template creation, technical support)

Facebook for Developers (technical documentation)

3.2                When you link your Facebook Business Manager account(s) and Facebook for Developers account with your WABA, WhatsApp will provide to Facebook your data, metrics, and other information related to your use of the WhatsApp Business Solution, in order for Facebook to bill your account, invoice you, receive payments from you, and provide you with business insights, analytics, technical documentation, and product and technical support. Facebook provides you with support for the WhatsApp Business Solution and endeavors to provide you initial acknowledgment no more than 4 hours following receipt of your request. The Facebook Terms and the Facebook Commercial Terms applicable to Facebook Business Manager and Facebook for Developers, and any other additional Facebook terms relevant for any other Facebook-provided services, govern your use of those services.

4.	Your Obligations to Your Customers and Customers’ User Data.

4.1                When you use the WhatsApp Business Solution on behalf of your Customers or in connection with any user’s content or information (whether personally identifiable or anonymous) that you access(ed) directly or indirectly on or after the Effective Date (“User Data”), you represent and warrant that you will only process User Data from the WhatsApp Business Solution pursuant to your Customers’ instructions and authorization, for the sole purpose of enabling you or your Customers to access and use the WhatsApp Business Solution and for no other purpose (including for your own purposes). You must enter into a written agreement with your Customer that obligates your Customer to comply with this Agreement, all additional terms and policies incorporated by reference into this Agreement, and all agreements you enter into with WhatsApp in order to access and use the WhatsApp Business Solution on your Customers’ behalf. You acknowledge and agree that you or your Customers’ breach of any WhatsApp Business Solution terms, policies and related agreements is deemed a breach of this Agreement.

4.2                As between you and Facebook or WhatsApp, you are solely and fully liable for all acts and omissions by your Customers (e.g., each of your Customer’s acts and omissions will be deemed your acts or omissions hereunder). We or WhatsApp may at any time prohibit any of your Customers’ use of the WhatsApp Business Solution, effective upon notice to you, and you must immediately comply with any such prohibition. You will maintain an up-to-date list of each of your Customers and the types of User Data such Customers shared with you and will provide us such information upon our request.

5.	Your Conduct

5.1                Generally. Company, on behalf of itself and its Customers: (i) will not hold itself out as an agent, legal representative or employee of Facebook (including any Affiliates), and will not otherwise suggest any affiliation with Facebook other than as an authorized distributor of the WhatsApp Business Solution; and (ii) will not make any legal representations, guarantees or warranties of any type on behalf of Facebook or WhatsApp with respect to the WhatsApp Business Solution, or describe the WhatsApp Business Solution in a manner inconsistent with any descriptions or specifications communicated by Facebook or WhatsApp to Company.

5.2                Restrictions. With respect to any data you obtain from using the WhatsApp Business Solution, you must not directly or indirectly (a) with the exception of the content of message threads, use such data to track, build, or augment profiles on individual consumer users; (b) share, transfer, sell, license, or distribute such data, including any anonymous, aggregate, or derived forms of such data, to any third parties; or (c) retarget on or off of WhatsApp and the Facebook Companies’ services, use piggybacking or redirects, or combine that data with any other third-party sources of data. We may terminate your account and revoke your access immediately if we reasonably determine that you have breached these restrictions. This Section survives termination of this Agreement.

5.3                Compliance with Laws. Company, on behalf of itself and its Affiliates, represents and warrants that it and they have complied, and covenants that it and they will comply, with all applicable local, state, provincial, territorial, federal and international laws, regulations, rules and conventions, including those related to data privacy and data transfer, international communications, public procurement requirements, and the exportation of technical or personal data (“Laws”) and that they have used and will use only legitimate and ethical business practices in connection with the negotiation and performance of its and their duties pursuant to this Agreement.

5.4                Anti-Corruption and Trade Compliance. Company, on behalf of itself and its Affiliates, represents and warrants that it and they have not engaged in, and covenants that it and they will refrain from, offering, promising, paying, giving, authorizing the paying or giving of, soliciting, or accepting money or anything of value, including cash or a cash equivalent (including “grease, “expediting” or facilitation payments), discounts, rebates, gifts, meals, entertainment, hospitality, use of materials, facilities or equipment, transportation, lodging, or promise of future employment (“Anything of Value”), directly or indirectly, to or from: (i) (1) any official or employee of any multinational, national, regional, territorial, provincial or local government in any country, including any official or employee of any government department, agency, commission, or division; (2) any official or employee of any government-owned or controlled enterprise; (3) any official or employee of any public educational, scientific, or research institution; (4) any political party or official or employee of a political party; (5) any candidate for public office; (6) any official or employee of a public international organization; or (7) any person acting on behalf of or any relatives, family, or household members of any of those listed above (collectively, “Government Official”) to (a) influence any act or decision of a Government Official in his or her official capacity, (b) induce a Government Official to use his or her influence with a government or instrumentality thereof, or (c) otherwise secure any improper advantage; or (ii) any person in any manner that would constitute bribery or an illegal kickback, or would otherwise violate applicable anti-corruption Law, in each case, in connection with the negotiation of, and performance of it and their duties pursuant to this Agreement. Company represents and warrants that it has not made a voluntary or other disclosure to, or received any notice, subpoena, request for information, or citation from, or is aware of any past or present investigation of Company by a U.S. or non-U.S. multinational, national, regional, federal, state, municipal, local, territorial, provincial or other governmental department, regulatory authority, commission, board, bureau, agency, ministry, self-regulatory organization or legislative, judicial or administrative body, including any other entities funded in whole or in part by any of the foregoing (“Governmental Authority”) related to alleged violations of any anti-corruption Law. Company acknowledges that U.S. and EU trade sanction Laws are applicable to Facebook and the WhatsApp Business Solution and, as such, Company represents and warrants that it is not subject to any U.S. or EU trade sanctions or economic restrictions and that it will not seek to provide WhatsApp Business Solution to Customers who are subject to EU or U.S. trade sanctions or economic restrictions. Upon request, Company must provide Facebook with reasonable information necessary to validate that Customers are not subject to U.S. or EU trade sanctions Laws. Company will ensure that any subcontractors retained by Company in connection with its performance under this Agreement expressly agree to anti-corruption and trade compliance undertakings, representations, and warranties substantially similar to the provisions set forth in this Section 5.4. Notwithstanding any other provision of this Agreement or any applicable non-disclosure agreement, Facebook may disclose the existence and terms of this Agreement, as well as information relating to any probable violation of this section 5.4 (Anti-Corruption and Trade Compliance), to any Governmental Authority whenever Facebook considers it necessary or prudent to do so.

5.5                Data Security. When using or providing the WhatsApp Business Solution, you will always have in effect and maintain administrative, physical and technical safeguards that: (i) meet or exceed industry standards given sensitivity of User Data, (ii) are compliant with applicable Law (including data security and privacy laws, rules and regulations), and (iii) are designed to prevent any unauthorized access, use (including any use in violation of this Agreement), processing, storage, destruction, loss, alteration or disclosure of User Data (each, an “Unauthorized Data Use”). Following the discovery of any suspected or actual Unauthorized Data Use, you will: immediately notify us of such incident, and promptly take appropriate actions in compliance with applicable Laws to address and remedy such incident (including notifying the affected users in compliance with applicable Laws and taking any other actions reasonably requested by us). Such notice to us must describe the nature of the Unauthorized Data Use, when the Unauthorized Data Use occurred, the effect on us and/or our users, and your corrective action to respond to the Unauthorized Data Use.

5.6                Notice of Violation. If Company becomes aware that it or its Affiliate has violated, or an Affiliate (or a Facebook employee or representative) has requested that Company violate, any of the terms of this Section 5, Company must provide prompt notice to Facebook of the facts and circumstances associated with such violation or request.

6.	Fees, Taxes, Invoicing, and Payment

6.1                Fees. You agree to pay Facebook for access to the WhatsApp Business APIs according to the list prices and pricing rules set forth in our Rate Card, and we will invoice you under each of your Facebook Business Manager accounts associated with your WABAs. WhatsApp and Facebook data will be the sole basis for invoices that we issue to you. We have the right to update the Rate Card on a monthly basis, and changes to list prices and pricing rules will take effect the first day of the calendar month following such changes to the Rate Card. Fees under this Agreement may be invoiced and must be paid in USD, unless we support invoicing and receiving payment in your local currency. Fees will be settled in full in accordance with your payment method as set forth below. Any late payments are subject to a service charge equal to 1.5% per month of the amount due or the maximum amount allowed by Law, whichever is less.

6.2                Billing and Payment. We will bill and invoice you for your Customer’s access and usage of the WhatsApp Business APIs, including for all fees associated with the WABAs under each of your Business Manager accounts, and you will be solely responsible for payment of such fees to Facebook.

6.3                Taxes. The amounts we charge you may be subject to and include applicable taxes and levies, including withholding taxes. You are responsible for bearing and remitting any taxes that apply to your transactions. You will indemnify and hold us harmless from and against any claim arising out your failure to do so.

6.4                Payment Method. When you enter into this Agreement, you agree to settle fees as either an invoiced or non-invoiced customer. Invoiced customers are those to which Facebook extends a credit line for the WhatsApp Business Solution and issues invoices on a periodic basis for payment in accordance with the applicable invoicing terms. Non-invoiced customers will have their funding instrument charged for usage. In its sole discretion, Facebook may classify you as an invoiced customer or non-invoiced customer, based upon a variety of factors. Unless Facebook notifies you otherwise, we will endeavor to classify you as an invoiced customer, and if your credit line application is successful, then the Section below titled “Invoiced Customers” applies to you. However, in our sole discretion, we may decide to classify you as a non-invoiced customer, in which case the Section titled “Non-invoiced Customers” will apply to you.

6.5                Invoiced Customers. Facebook will extend a line of credit to you and will issue you invoices on a monthly basis. You will pay all fees due under this Agreement, in full and cleared funds as directed by us. All fees are due within 30 days following the invoice date.

6.6                Non-Invoiced Customers. Non-invoiced customers must provide a funding instrument and confirm that you are permitted to use that funding instrument. When you fund a transaction, you authorize us (and our designated payment processor) to charge the full amount to the funding instrument you designate for the transaction. You also authorize us to collect and store that funding instrument along with other related transaction information.

6.6.1            Authorization. If you pay by credit or debit card, we may obtain a pre-approval from the issuer of the card for an amount, which may be as high as the full price of your payment. Your card will be charged at the time you initiate a payment or shortly thereafter. If you cancel a transaction before completion, this pre-approval may result in those funds not otherwise being immediately available to you.

6.6.2            Failed Payments. If you pay by debit card and your load transaction results in an overdraft or other fee from your bank, you alone are responsible for that fee.

6.7                Credit Report. You agree that we may obtain your business credit report from a credit bureau during the term of this Agreement.

6.8                Suspension. Without affecting our other rights under this Agreement, if you do not pay any fees by the due date, we may suspend all or part of your access to the WhatsApp Business APIs until you make payment in full. We will endeavor to provide you with notice prior to suspension.

7.	Reporting, Records, and Audit

7.1                Reports. You agree to provide us reports related to your or your Customers’ usage of the WhatsApp Business Solution, as we may reasonably request from time to time, no later than 30 days following the date of our request.

7.2                Books and Records. Company will: (i) maintain accurate books and records in order to ensure that fees, taxes, receipts and expenses in connection with Company’s performance under this Agreement are accurately recorded with reasonable detail and are based on accurate and sufficient supporting documentation; and (ii) maintain practices and internal controls to ensure that no “off the books” accounts are created or maintained in connection with Company’s performance under this Agreement. Unless otherwise required by applicable Laws, all such books and records will be maintained by Company for a period of five (5) years after the termination or expiration of this Agreement. You will retain written records relating to your access to and use of User Data for as long as required under applicable Laws, and in all cases for a period of at least one (1) year after any termination or expiration of this Agreement .

7.3                Audits. Upon reasonable prior notice to Company, Company will provide Facebook and its auditors with access to, and assistance and information that they may reasonably require with respect to, Company’s books and records for purposes of auditing Company’s compliance with this Agreement. If an audit identifies that Company is not in compliance with this Agreement, Company (i) will correct such noncompliance no later than 72 hours after notice of noncompliance (ii) will reimburse us for all reasonable costs and expenses of such audit and all re-reviews (if the noncompliance was material), and (iii) upon completion of such remediation, have your authorized officer certify in writing to us that you have addressed the non-compliance, and that you are now in compliance.

8.	Term and Termination

8.1                Term. This Agreement is effective from the Effective Date and will continue until terminated as permitted herein.

8.2                Termination for Convenience. Facebook may terminate this Agreement at any time, for any or no reason, upon 30 days advance written notice to you, subject to a wind-down period of up to 3 months following the effective date of the termination, during which time you will still be responsible for payment of all fees incurred and all other obligations under this Agreement during the wind-down period for use of the WhatsApp Business APIs. You may also terminate this Agreement at any time, for any or no reason, upon 30 days’ advance written notice to Facebook, subject to you providing all reasonable assistance to transfer your Customers’ WABAs and all related data pursuant to your Customer’s instructions, to: (a) the Customer’s chosen new solution provider; or (b) systems under the Customer’s control. If you exercise your right to terminate for convenience, there will be no wind-down period.

8.3                Suspension and Termination. Facebook may immediately suspend your access to the WhatsApp Business APIs or terminate this Agreement if you breach this Agreement (including any terms or policies incorporated by reference), or if we deem such action necessary to comply with applicable Laws or to prevent harm to the security, stability, availability, or integrity of Facebook, WhatsApp, and the other Facebook Companies. Termination of this Agreement will result in termination of your access to the WhatsApp Business APIs. Upon termination, we will remove your access to the WhatsApp Business APIs, and you also agree to delete promptly the WhatsApp Business Client and any related software code.

8.4                Deletion of Your Data. Upon termination of this Agreement, except for data that we retain for a limited amount of time as required by Law or best practices related to financial, tax, operational record-keeping, or audits, Facebook will delete any data related to the WhatsApp Business Solution from your WABA, Facebook Business Manager account and your Facebook for Developers account; however, you understand that deleted content may persist in backup copies for a reasonable period of time while deletion is carried out.

8.5                Effect of Termination. Upon any termination or expiration of this Agreement: (a) you must immediately cease using the WhatsApp Business Solution, except during a wind-down period; (b) at the disclosing party’s request, the receiving party will promptly return or delete any of the disclosing party’s confidential information in its possession; and (c) you will promptly pay Facebook any unpaid fees incurred prior to termination (unless Facebook has otherwise provided you a written statement waiving such payment). Except as may be specified in this Agreement, either party’s exercise of any remedy, including termination, is without prejudice to any other remedies it may have under this Agreement, by Law or otherwise. Termination of this Agreement does not automatically terminate any other terms of service that are incorporated by reference into this Agreement (except WhatsApp Business Solution Terms) which govern other Facebook-provided services that you may use without relation to the WhatsApp Business Solution (e.g., the Facebook Terms and Facebook Commercial Terms may still continue in effect so that you may use Facebook Business Manager for other Facebook-provided products and services); such terms of service may continue in effect until otherwise terminated in accordance with the terms therein. The following provisions of this Agreement will survive termination: Section 5 (Your Conduct), Section 6 (Fees, Taxes, Invoicing, and Payment) to the extent there are outstanding fees due, Section 7.2 (Books and Records), this Section 8.5 (Effect of Termination), Section 9 (Indemnification and Limitation of Liability), Section 10 (Confidentiality) and Section 11 (General).

9.	Indemnification and Limitation of Liability

9.1                Indemnification. Company agrees to defend, indemnify, and hold harmless Facebook, its Affiliates and its and their officers, directors, employees and agents from and against all liabilities, damages, losses, and expenses of any kind (including reasonable legal fees and costs) relating to, arising out of, or in any way in connection with any of the following (“Claim”): (a) Company’s or Company’s Customers’ access to or use of the WhatsApp Business Solution, including information provided in connection therewith; (b) Company’s or Company’s Customers’ breach or alleged breach of this Agreement or applicable Law; and (c) any misrepresentation made by Company. We have the right to solely control, and Company will cooperate as fully as required by us in, the defense or settlement of any Claim.

9.2                Limitation on Liability. IN NO EVENT WILL FACEBOOK, ITS AFFILIATES, OR ITS SUPPLIERS BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, RELIANCE, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY KIND, OR FOR DAMAGES RELATED TO LOST PROFITS, REGARDLESS OF THE FORM OF ACTION, EVEN IF FACEBOOK (INCLUDING ANY AFFILIATE) HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT WILL FACEBOOK OR ITS AFFILIATE OR SUPPLIERS BE LIABLE FOR ANY DAMAGES HEREUNDER IN THE AGGREGATE IN EXCESS OF THE TOTAL FEES PAID BY COMPANY TO FACEBOOK UNDER THIS AGREEMENT DURING THE CONSECUTIVE TWELVE MONTH PERIOD IMMEDIATELY PRECEDING THE FIRST APPLICABLE EVENT, ACT OR OMISSION GIVING RISE TO SUCH DAMAGES.

10.	Confidentiality

10.1              Confidential Information. Company agrees to hold in confidence and not disclose to any third-party nor use for any purpose except as necessary to perform its obligations under this Agreement any and all technology, know-how, business information and other material of any type, which is either marked confidential at the time of disclosure or which from the context of its disclosure or the nature of the information itself should reasonably be understood to be confidential information, including the terms and conditions of this Agreement (collectively, “Confidential Information”) received from Facebook. Company must return or certify its destruction of all Confidential Information (including all copies and extracts thereof) upon the earlier to occur of termination or expiration of this Agreement or written request by Facebook. Company acknowledges that any disclosure of Confidential Information would cause substantial harm for which damages alone would not be a sufficient remedy, and therefore upon any such disclosure Facebook will be entitled to seek appropriate equitable relief in addition to whatever other remedies it might have at law or under this Agreement. Notwithstanding any other provision of this Agreement, or any non-disclosure agreement between the Parties, Facebook may freely disclose the existence and terms of this Agreement to any third party whenever Facebook considers it necessary or prudent to disclose the terms of this Agreement, including to any Governmental Authority in connection with a violation or potential violation of Section 11.10 by Company or Company’s Customers.

11.	General

11.1              Changes. Facebook may update this Agreement, including any of the additional terms, policies, or documentation incorporated into this Agreement by reference (“Change”). Unless otherwise required by Law, we will notify you before we make a Change. By continuing to use the WhatsApp Business Solution after notice of a Change, you consent to such Change.

11.2              Governing Law. This Agreement, as well as any claim that might arise between you and us, are governed by and construed in accordance with the laws of the United States and the State of California, as applicable, without giving effect to their principles of conflicts of law. Any claim or cause of action arising out of or relating to this Agreement must be commenced exclusively in the U.S. District Court for the Northern District of California or a state court located in San Mateo County, and each party hereby consents to the personal jurisdiction of such courts.

11.3              Entire Agreement. This Agreement, and any additional terms agreed upon between you and Facebook or WhatsApp, comprise the entire agreement between the Parties regarding the WhatsApp Business Solution, and unless expressly agreed upon otherwise between the Parties, supersedes any prior representations or agreements. Headings are for convenience only, and terms such as ‘including” are to be construed without limitation. This Agreement is written in English (US). We may provide you with translated versions of this Agreement for your convenience, but the English (US) version of this Agreement is the version that governs.

11.4              Amendment, Waiver, and Severability. This Agreement may not be modified except in a writing duly executed by the Parties. Failure to enforce a provision will not be deemed a waiver; waivers must be in writing and signed by the waiving party. Any terms or conditions in any customer purchase order or business form will not modify this Agreement and are hereby expressly rejected, and any such document will be for administrative purposes only. If any provision of this Agreement is adjudged by a court of competent jurisdiction to be unenforceable, invalid, or otherwise contrary to Law, such provision will be interpreted so as to best accomplish its intended objectives and the remaining provisions of this Agreement will remain in full force and effect.

11.5              Publicity. Any press release, publicity, or public announcement about the Parties’ relationship requires the prior written approval of both Parties.

11.6              Assignment. Neither party may assign this Agreement or its rights or obligations under this Agreement without the prior written consent of the other Party, except that Facebook may assign this Agreement without consent to another member of the Facebook Companies or in connection with a merger, reorganization, acquisition, or other transfer of all or substantially all of its assets or voting securities. Subject to the foregoing, this Agreement will bind and inure to the benefit of each party’s permitted successors and assigns. Non-permitted assignments are void and will create no obligations on Facebook.

11.7              Independent Contractor. The Parties are independent contractors. No agency, partnership, joint venture, or employment is created as a result of this Agreement and neither Party has authority to bind the other.

11.8              Notices. Any notice under this Agreement must be in writing. You must send any notices to Facebook at the following address (as applicable): in the case of Facebook Ireland Limited, to 4 Grand Canal Square, Grand Canal Harbour, Dublin 2, Ireland, Attn: Legal and; in the case of Facebook, Inc., to 1 Hacker Way, Menlo Park, CA 94025 USA, Attn: Legal. Facebook may send notices to the email address that you provided in your Facebook Business Manager account. Facebook may also provide operational or other business-related notices regarding the WhatsApp Business Solution via messages or conspicuous posting within Facebook Business Manager.

11.9              Force Maieure. Neither party will be liable to the other for any delay or failure to perform any obligation under this Agreement (except for a failure to pay fees) if the delay or failure is due to unforeseen events that occur after the signing of this Agreement and that are beyond the reasonable control of such party, such as a strike, blockade, war, act of terrorism, riot, natural disaster, failure or diminishment of power, telecommunications, data networks, or services, or refusal of a license or authorization by a government agency or entity.

11.10            Conditions on Governmental Authority Use. If you or your Customer are a Governmental Authority, you represent that: (a) no applicable Law, policy, or principle restricts you or your Customer from agreeing and performing, or accepting performance of, any term or condition of this Agreement; (b) no applicable Law, policy, or principle renders any term or condition of the Agreement unenforceable against you or your Customer; (c) you are authorized to, and have the legal capacity under applicable Laws, policies, and principles to represent and bind any applicable Governmental Authority to the terms and conditions of the Agreement; (d) you and your Customer enter into the Agreement based upon an impartial decision concerning the value of the WhatsApp Business Solution to you and your Customers, and no improper conduct or conflict of interest has influenced your or your Customer’s decision to enter into the Agreement and (e) you have followed all legally required government procurement processes to enter into the Agreement or any agreement between you and the Governmental Authority for use of the WhatsApp Business Solution (“Government Agreement”). In the event you or your Affiliates participate in a bid, respond to a request for proposal, or similar competition for a contract with Governmental Authorities for the WhatsApp Business Solution (each, a “Bid”), you must ensure you and your Affiliates do not compete amongst each other in the same Bid. You must enter into a Government Agreement with each Governmental Authority, and such Government Agreement must set forth any information or rights that the Governmental Authority may need for billing purposes. If a Governmental Authority enters into the Agreement in violation of this Section, Facebook may elect to (w) terminate all or a portion of the Agreement; (x) terminate access to the WhatsApp Business Solution, (y) enter into a separate mutually agreeable and enforceable agreement between the Parties, or (z) modify the Agreement and execute such a modification as mutually agreed by the Parties.

11.11            Reserved Rights. Notwithstanding anything to the contrary, we also reserve the right to and may without liability to you, your Customers or your authorized users immediately limit, suspend, or terminate your access to the WhatsApp Business Solution and/or any or all User Data (or any portion thereof) (including access via any or all associated WABAs), if we believe (in our sole discretion) that it is desirable to: (i) protect the integrity, security, or privacy of any Facebook Company products, systems, or data and/or any users, (ii) protect any Facebook Companies from regulatory, financial, or legal liability and/or to comply with any Law, rule or regulation, or (iii) prevent or limit risk of harm or damage (including reputational harm or damage) to any Facebook Companies and/or any Facebook Company products, systems, or data.

ACKNOWLEDGED AND AGREED:

Company:	MKMB Soluções Tecnológicas LTDA Av. Dr. Nib Pecanha 2900 13 andar, Chacara das Pedras Porto Alegre, RS 91330-001, Brazil	Facebook:	Facebook, Inc. 1601 Willow Rd, Menlo Park, CA 94025, United States

Signature:	/s/ Cassio Bobsin Machado	Signature:	/s/ Marc Shedroff

Date:	Sep 17, 2019	Date:	Sep 17, 2019
Title:	CEO	Title:	VP BD